                               UNITED STATES                              OMB APPROVAL
                     SECURITIES AND EXCHANGE COMMISSION               OMB number:   3235-0145
                          WASHINGTON, D.C.  20549                     Expires:      October 31, 1994
                                                                      Estimated average burden
                                                                      hours per response14.90
                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 5)*


                           Alaska Air Group Inc.
            ---------------------------------------------------
                              (Name of Issuer)


                                   Common
        -----------------------------------------------------------
                       (Title of Class of Securities)


                                 011659109
                    -----------------------------------
                               (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/92)                 Page 1 of 4
PAGE

CUSIP No. 011659109                 13G                          Page 2 of 4

 --------------------------------------------------------------------------
    NAME OF REPORTING PERSON
 1  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The Capital Group Companies, Inc.
    86-0206507
 --------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                       (a) [ ]
                         (b) [ ]
 --------------------------------------------------------------------------
    SEC USE ONLY
 3
 --------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
 4
    Delaware
 --------------------------------------------------------------------------
                                  SOLE VOTING POWER
                             5
        NUMBER OF                 NONE
                             ----------------------------------------------
          SHARES
                                  SHARED VOTING POWER
       BENEFICIALLY          6
                                  NONE
         OWNED BY            ----------------------------------------------

           EACH                   SOLE DISPOSITIVE POWER
                             7
        REPORTING                 985,210
                             ----------------------------------------------
          PERSON
                                  SHARED DISPOSITIVE POWER
           WITH              8
                                  NONE
 -------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
    985,210 Beneficial ownership disclaimed pursuant to Rule 13d-4
 -------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10
 -------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11
    6.99%
 -------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
 12
    HC
 -------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 2 of 4 pages
PAGE

CUSIP No. 011659109                 13G                          Page 3 of 4

 --------------------------------------------------------------------------
    NAME OF REPORTING PERSON
 1  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Capital Research and Management Company
    95-1411037
 --------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                       (a) [ ]
                         (b) [ ]
 --------------------------------------------------------------------------
    SEC USE ONLY
 3
 --------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
 4
    Delaware
 --------------------------------------------------------------------------
                                  SOLE VOTING POWER
                             5
        NUMBER OF                 NONE
                             ----------------------------------------------
          SHARES
                                  SHARED VOTING POWER
       BENEFICIALLY          6
                                  NONE
         OWNED BY            ----------------------------------------------

           EACH                   SOLE DISPOSITIVE POWER
                             7
        REPORTING                 916,490
                             ----------------------------------------------
          PERSON
                                  SHARED DISPOSITIVE POWER
           WITH              8
                                  NONE
 --------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
    916,490 Beneficial ownership disclaimed pursuant to Rule 13d-4
 --------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10
 --------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11
    6.54%
 --------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
 12
    IA
 --------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 3 of 4 pages
PAGE

                                                                      Page 4
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                 Schedule 13G
                   Under the Securities Exchange Act of 1934

   Fee enclosed [ ] or Amendment No. 5

   Item 1(a) Name of Issuer:
             Alaska Air Group Inc.

   Item 1(b) Address of Issuer's Principal Executive Offices:
             19300 Pacific Highway
             South Box 68947
             Seattle, WA  98188

   Item 2(a) Name of Person(s) Filing:
             The Capital Group Companies, Inc. and Capital Research & Management Company, Inc.

   Item 2(b) Address of Principal Business Office:
             333 South Hope Street
             Los Angeles, CA  90071

   Item 2(c) Citizenship:  N/A

   Item 2(d) Title of Class of Securities:  Common

   Item 2(e) CUSIP Number:  011659109

   Item 3    The person(s) filing is(are):
             (b) [ ]  Bank as defined in Section 3(a)(6) of the Act.
             (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
             (g) [X] Parent Holding Company in accordance with Section 240.13d-1(b)(1)(ii)(G).

   Item 4    Ownership

             (a) Amount Beneficially Owned:
                 See item 9, pg.2 and 3
             (b) Percent Class:  See item 11, pg.2 and 3
             (c) Number of shares as to which such person has:
                 i) sole power to vote or to direct the vote See item 5, pg.2 and 3
                 ii)  shared power to vote or to direct the vote
                      None
                 iii) sole power to dispose or to direct the disposition of
                      See item 7, pg.2 and 3
                 iv) shared power to dispose or to direct the disposition of None - beneficial ownership disclaimed pursuant to Rule 13d-4

   Item 5    Ownership of 5% or Less of a Class:  N/A

   Item 6    Ownership of More than 5% on Behalf of Another Person:  N/A

   Item 7    Identification and Classification of the Subsidiary Which
             Acquired the Security Being Reported on By the Parent Holding Company

             (1) Capital Research and Management Company is an Investment
                 Adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group Companies, Inc.

             (2) Capital Guardian Trust Company is a Bank as defined in
                 Section 3(a)(6) of the Act and a wholly owned subsidiary of The Capital Group Companies, Inc.


   Item 8    Identification and Classification of Members of the Group:  N/A

   Item 9    Notice of Dissolution of the Group:  N/A

   Item 10   Certification

             By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were aquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

             Signature

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Date:  November 8, 1994


   Signature:    /s/ Larry P. Clemmensen
                 -------------------------------------------------
   Name/Title:   Larry P. Clemmensen, Executive Vice President/PFO
                 -------------------------------------------------
                 The Capital Group Companies, Inc.
                 -------------------------------------------------

   Date:  November 8, 1994


   Signature:    /s/ Paul G. Haaga, Jr.
                 -------------------------------------------------
   Name/Title:   Paul G. Haaga, Jr., Senior Vice President
                 -------------------------------------------------
                 Capital Research and Management Company
                 -------------------------------------------------

                                 AGREEMENT



                          Los Angeles, California
                             November 8, 1994


          Capital Research and Management Company ("CRMC") and The Capital Group Companies, Inc. ("CG") hereby agree to file a joint statement on
Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of Common stock issued by Alaska
Air Group Inc.

          CRMC and CG state that they are both entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

          Both CRMC and CG are responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but neither is responsible for the completeness or accuracy of the information concerning the other.

                   CAPITAL RESEARCH AND MANAGEMENT COMPANY



                   BY:/s/ Paul G. Haaga, Jr.
                   -----------------------------------
                   Paul G. Haaga, Jr.
                   Senior Vice President


                   THE CAPITAL GROUP COMPANIES, INC.



                   BY:/s/ Larry P. Clemmensen
                   -----------------------------------
                   Larry P. Clemmensen
                   Executive Vice President/PFO

















                                 EXHIBIT A